Exhibit 99.1

Applied Optoelectronics Reports Sixth Consecutive Quarter of Record Revenue

Third Quarter 2014 Highlights

•	Record revenue of $36.5 million grew 76% year-over-year and 12% sequentially
•	Data center revenue grew 12% sequentially to reach a new record of $20.1 million
•	CATV revenue of $12.2 million increased 15% sequentially

Sugar Land, TX, November 10, 2014 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic access network products for the cable broadband, internet data center and fiber-to-the-home markets, today announced financial results for its third quarter ended September 30, 2014.

“We are very pleased to report our sixth consecutive quarter of record revenue that was primarily driven by demand for our 10G and 40G data center products,” said Dr. Thompson Lin, Applied Optoelectronics, Inc. (AOI) founder and CEO. “Revenue for our data center products grew to over $20 million from just a little over $3 million in the third quarter of last year and we are encouraged by the market momentum. While Non-GAAP net income grew over 30% from the prior quarter, it was slightly below our expectations. We will continue to focus on delivering earnings growth while prudently investing in new technologies for long-term growth and protect our gross margin profile.”

Third Quarter 2014 Financial Summary

•	Total revenue grew to $36.5 million, up 76% year-over-year compared with $20.8 million in the same quarter last year and up 12% compared with $32.7 million in the previous quarter.
•	GAAP gross margin was 33.2%, compared with 30.4% in the same quarter last year and 34.3% in the previous quarter. Non-GAAP gross margin was 33.3%, compared with 30.5% in the same quarter last year and 34.4% in the previous quarter. Gross margin was slightly below our expected range due to annual price negotiations on our 10G data center products and somewhat higher costs in the early stages of the rapid ramp of our 40G data center products.
•	GAAP net income was $1.6 million or $0.10 per diluted share, compared with net income of $0.4 million or $0.04 per diluted share in the same quarter last year and net income of $1.9 million or $0.12 per diluted share in the previous quarter.
•	Non-GAAP net income was $3.1 million or $0.20 per diluted share, compared with a non-GAAP net income of $0.6 million or $0.07 per diluted share in the same quarter last year and non-GAAP net income of $2.4 million or $0.15 per diluted share in the previous quarter.
•	On September 30, 2014, cash, cash equivalents and short-term investments totaled $45.8 million, up from the June 30, 2014 balance of $43.0 million.

A reconciliation between all GAAP and non-GAAP information referenced above is contained in the tables below. Please also refer to “Non-GAAP Financial Measures” below for a description of these non-GAAP financial measures.

Fourth Quarter 2014 Business Outlook (+)

For the fourth quarter of 2014, the company currently expects:

•	Revenue in the range of $39.5 million to $41.5 million
•	Non-GAAP gross margin in the range of 33.5% to 34.5%
•	Non-GAAP net income in the range of $4.3 million to $4.8 million, and non-GAAP fully diluted earnings per share in the range of $0.28 to $0.31 using approximately 15.6 million shares

(+) Please refer to the note below on forward-looking statements and the risks involved with such statements as well as the note on non-GAAP financial measures.

Conference Call Information

Applied Optoelectronics will host a conference call today, November 10, 2014 at 4:30 p.m. Eastern time / 3:30 p.m. Central time for analysts and investors to discuss its third quarter 2014 results and outlook for its fourth quarter of 2014. Open to the public, investors may access the call by dialing (719) 325-2494. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.ao-inc.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the call will be available two hours after the call and will run for five business days and may be accessed by dialing (719) 457-0820 and entering passcode 7561961.

Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: reduction in the size or quantity of customer orders; change in demand for the company’s products due to industry conditions; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; the company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure; a decline in demand for our customers products or their rate of deployment of their products; general conditions in the CATV, internet data center or FTTH markets; changes in the world economy (particularly in the United States, and China); the negative effects of seasonality; and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ or ‘‘estimates” or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company’s expectations.

Non-GAAP Financial Measures

We provide non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings per share, and other non-GAAP measures like Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP gross profit, we exclude stock-based compensation expense from our GAAP gross profit. To arrive at our non-GAAP income (loss) from operations, we exclude all amortization of intangible assets, stock-based compensation expense and non-recurring expenses, if any, from our GAAP net income (loss) from operations. Included in our Q3 non-recurring expenses are items related to the relocation of our Taiwan plant and CFO separation costs. To arrive at Adjusted EBITDA, we exclude these same items and, additionally, exclude asset impairment charges, loss (gain) from disposal of idle assets, unrealized exchange loss (gain), interest (income) expense, on a net basis, provision for (benefit from) income taxes and depreciation expense, from our GAAP net income (loss). We believe that our non-GAAP measures are useful to investors in evaluating our operating performance for the following reasons:

•	We believe that elimination of items such as stock-based compensation expense, amortization and tax is appropriate because treatment of these items may vary for reasons unrelated to our overall operating performance;
•	We believe that non-GAAP measures provide better comparability with our past financial performance, period-to-period results and with our peer companies, many of which also use similar non-GAAP financial measures; and
•	We anticipate that investors and securities analysts will utilize non-GAAP measures to evaluate our overall operating performance.

Adjusted EBITDA and other non-GAAP measures should not be considered as an alternative to gross profit, income (loss) from operations, net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA and other non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA or such other non-GAAP measures in the same manner.

About Applied Optoelectronics

Applied Optoelectronics Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the CATV broadband, internet datacenter and fiber-to-the-home markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all three of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China.

For additional information, visit www.ao-inc.com. Applied Optoelectronics Inc. and the related AOI logo are trademarks of Applied Optoelectronics Inc.

Investor Relations Contacts:

Applied Optoelectronics, Inc.	The Blueshirt Group, Investor Relations
Stefan J. Murry	Maria Riley
Chief Financial Officer	+1-415-217-7722
ir@ao-inc.com	ir@ao-inc.com

 Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30, 2014	December 31, 2013

ASSETS
CURRENT ASSETS
Cash, Cash Equivalents and Short term investments	$45,779	$30,751
Accounts Receivable, Net	24,181	22,089
Inventories	33,129	19,608
Notes Receivable	358	–
Other Receivables	1,785	742
Prepaid Expenses and Other Current Assets	5,704	4,746
Total Current Assets	110,936	77,936

Property, Plant And Equipment, Net	51,267	31,134
Land Use Rights, Net	931	959
Intangible Assets, net	3,830	851
Other Assets	1,190	177
TOTAL ASSETS	$168,154	$111,057

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$22,616	$15,010
Accrued Expenses	4,960	4,515
Bank Acceptance Payable	2,115	2,347
Bank Loan-Short Term	8,734	13,260
Current Portion of Long Term Debt	658	3,925
Total Current Liabilities	39,083	39,057

Notes Payable and Long Term Debt	14,000	8,923
Other Long Term liabilities	1,250	–
TOTAL LIABILITIES	54,333	47,980

STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	113,821	63,077

Total Liabilities, redeemable preferred stock and stockholders' equity	$168,154	$111,057

 Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
CATV	$12,246	$14,559	$32,640	$33,332
Datacenter	20,056	3,216	49,530	13,476
FTTH	2,616	982	7,928	2,774
Telecom	1,294	703	2,904	1,057
Other	337	1,306	1,056	4,041
Total Revenues	36,549	20,766	94,058	54,680

Total Cost of Goods Sold	24,403	14,445	62,071	38,327

Total Gross Profit	12,146	6,321	31,987	16,353

Operating Expenses:
Research & Development	4,194	2,210	11,749	6,112
Sales and Marketing	1,622	1,034	4,452	2,994
General and administrative	4,458	2,436	11,964	7,257
Total Operating Expenses	10,274	5,680	28,165	16,363

Operating Income (Loss)	1,872	641	3,822	(10)

Other Income (Expense):
Interest Income	95	15	280	50
Interest Expense	(55)	(323)	(277)	(925)
Other Income	(38)	66	94	266
Other Expense	(220)	(8)	(151)	(266)
Total Other Income (Expenses):	(218)	(250)	(54)	(875)

Net Income (loss) before Income Taxes	1,654	391	3,768	(885)

Income Tax	(77)	–	(187)	–

Net Income (loss) after Income Taxes	$1,577	$391	$3,581	$(885)
Net income (loss) per share attributable to common stockholders
basic	$0.11	$0.04	$0.25	$(3.24)
diluted	$0.10	$0.04	$0.24	$(3.24)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
basic	14,806	8,996	14,135	273
diluted	15,595	9,155	14,950	273

Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated NON GAAP Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2,014	2013
CATV	$12,246	$14,559	$32,640	$33,332
Datacenter	20,056	3,216	49,530	13,476
FTTH	2,616	982	7,928	2,774
Telecom	1,294	703	2,904	1,057
Other	337	1,306	1,056	4,041
Total Revenues	36,549	20,766	94,058	54,680

Total Cost of Goods Sold	24,396	14,432	62,009	38,288

Total Gross Profit	12,153	6,334	32,049	16,392

Operating Expenses:
Research & Development	4,165	2,198	11,665	6,075
Sales and Marketing	1,598	1,023	4,380	2,961
General and administrative	3,164	2,320	9,657	6,905
Total Operating Expenses	8,927	5,541	25,702	15,941

Operating Income (Loss)	3,226	793	6,347	451

Other Income (Expense):
Interest Income	95	15	280	50
Interest Expense	(55)	(323)	(277)	(925)
Other Income / Expense	(55)	123	148	259
Total Other Income (Expenses):	(15)	(185)	151	(616)

Net Income (loss) before Income Taxes	3,211	608	6,498	(165)

Income Tax	(77)	–	(187)	–

Net Income (loss) after Income Taxes	$3,134	$608	6,311	(165)
Net income (loss) per share attributable to common stockholders
basic	$0.21	$0.07	$0.45	$(0.60)
diluted	$0.20	$0.07	$0.42	$(0.60)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
basic	14,806	8,996	14,135	273
diluted	15,595	9,155	14,950	273

Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
GAAP total gross profit	$12,146	$6,321	$31,987	$16,353
Share-based compensation expense	7	13	62	39
Non-GAAP income (loss) from gross profit	12,153	6,334	32,049	16,392

GAAP research and development expense	4,194	2,210	11,749	6,112
Share-based compensation expense	29	12	84	37
Non-GAAP research and development expense	4,165	2,198	11,665	6,075

GAAP sales and marketing expense	1,622	1,034	4,452	2,994
Share-based compensation expense	24	11	72	33
Non-GAAP sales and marketing expense	1,598	1,023	4,380	2,961

GAAP general and administrative expense	4,458	2,436	11,964	7,257
Share-based compensation expense	427	99	1,276	267
Amortization expense	94	17	258	51
Non Recurring expense	773	–	773	34
Non-GAAP general and administrative expense	3,164	2,320	9,657	6,905

GAAP total operating expense	10,274	5,680	28,165	16,363
Share-based compensation expense	480	122	1,432	337
Amortization expense	94	17	258	51
Non Recurring expense	773	–	773	34
Non-GAAP total operating expense	8,927	5,541	25,702	15,941

GAAP operating income (loss)	1,872	641	3,822	(10)
Share-based compensation expense	487	135	1,494	376
Amortization expense	94	17	258	51
Non Recurring expense	773	–	773	34
Non-GAAP operating income (loss)	3,226	793	6,347	451

GAAP other income (loss)	(218)	(250)	(54)	(875)
Unrealized exchange loss (gain)	203	65	205	259
Non-GAAP other income (loss)	(15)	(185)	151	(616)

GAAP net income (loss)	1,577	391	3,581	(885)
Amortization of intangible assets	94	17	258	51
Share-based compensation expense	487	135	1,494	376
Non Recurring charges	773	–	773	34
Unrealized exchange loss (gain)	203	65	205	259
Non-GAAP net income (loss)	3,134	608	6,311	(165)

GAAP net income (loss)	1,577	391	3,581	(885)
Amortization of intangible assets	94	17	258	51
Share-based compensation expense	487	136	1,494	376
Depreciation expense	1,585	859	4,091	2,385
Non Recurring charges	773	–	773	34
Unrealized exchange loss (gain)	203	65	205	259
Interest (income) expense, net	(40)	308	(4)	876
Taxes related to the above	77	–	187	–
Adjusted EBITDA	$4,756	$1,776	$10,585	$3,096